Exhibit 99.5

Date: October 2, 2025

Pyrostone Holdings Limited

17/F, 83 Wan Chai Road
Wan Chai
Hong Kong

Dear Sirs,

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I, hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Pyrostone Holdings Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become an independent director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Chi Hei, TSOI
Name:	Chi Hei, TSOI